Exhibit 10.24

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH THE SALE OR DISTRIBUTION THEREOF. NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, OTHER THAN TO AFFILIATES, IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH CONVERTIBLE PROMISSORY NOTE OR SECURITIES, OR DELIVERY OF AN OPINION OF COUNSEL WHO SHALL BE AND WHOSE OPINION SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION STATING THAT SUCH OFFER, SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

ACORDA THERAPEUTICS, INC.

FULL RECOURSE CONVERTIBLE PROMISSORY NOTE

$ 2,500,000.00	New York, New York
January 22, 1997

FOR VALUE RECEIVED, Acorda Therapeutics, Inc., a Delaware corporation (the “Company”), hereby promises to pay to Elan International Services, Ltd., a Bermuda corporation (the “Holder”) the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), without interest, until paid or converted in accordance with the terms hereof, payable on the Maturity Date (as defined below).

This Promissory Note is issued in connection with that certain Series B and Series C Preferred Stock, Convertible Note and Warrant Purchase Agreement, dated as of January 22, 1997 (the “Purchase Agreement”) between the Company and the Holder, and that certain License and Supply Agreement, dated as of January 22, 1997 (the “License Agreement”), between the Company and Elan Corporation, plc.

Section 1.                                          Payment. If the Holder has not converted the outstanding principal hereunder into Preferred Stock in accordance with Section 3 hereof by the date which is the first anniversary after the first Regulatory Approval (as defined below)(the “Maturity Date”), the Company shall be obligated to pay the outstanding principal sum remaining on this Promissory Note to Holder in seven (7) equal installments, the first of which shall be paid on the Maturity Date, and the balance of which shall be paid on the six (6) successive anniversaries of the Maturity Date; provided, however, that if (i) the Committee (as defined in the License Agreement) reasonably determines that such Regulatory Approval is unlikely to be obtained or shall not be obtained in a timely manner and provides written notice (the “Notice”) thereof to the Company and the Holder (a “Committee Termination”), or (ii) the Company otherwise determines to terminate the License Agreement as a result of its reasonable and good faith belief that the market for the Products (as defined in the License Agreement) is not economically significant and there is not at such time a material default by the Company thereunder, which termination complies with the provisions of the License Agreement (a “Company Termination”), then, subject to earlier termination, the Company shall be obligated to pay the outstanding principal sum remaining on this Promissory Note to Holder in fifteen (15) equal installments, the first of which shall be paid on the first anniversary after the date of the Notice, and the balance of which shall be paid on the fourteen (14) successive anniversaries of the date of the Notice. “Regulatory Approval” shall mean (x) approval for the sale and marketing of one or more of the Products by the United States Food and Drug Administration or (y) approval for the sale and marketing of one or more of the Products by the CPMP in the European Union and/or not more than one of the applicable regulatory authorities in the United Kingdom, France or Germany denying such approval.

All payments of principal made in accordance with this Promissory Note are to be made at the address of the Holder as indicated on the signature page hereto, or at such other address as the Holder may designate from time to time by written notice to the Company. Such payments may be made (i) by check or wire transfer in next day United States funds, (ii) by delivery. of certificates evidencing shares of the Company’s Common Stock, if the Company is then a reporting issuer registered under Section 12 of the Securities Exchange Act of 1934, as amended, or (iii) any combination thereof. Where payment is made in shares of the Company’s Common Stock, such stock will be valued for purposes hereof at 100% of its Market Value if such shares have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and freely tradeable by the Holder without restriction under applicable federal or state securities laws, and will be valued for purposes hereof at 80% of its Market Value if such shares are “restricted securities” within the meaning of Rule 144 under the 1933 Act. “Market Value” shall mean the average of the closing sales prices of the Company’s Common Stock as reported by Nasdaq (or other principal securities exchange on which the Company’s Common Stock may then be traded) for the fifteen (15) trading days ending on the third day preceding the date of payment.

If action is instituted to collect on this Promissory Note, the Company promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with such action. The Company also agrees to pay on demand all costs and expenses of the Holder, including reasonable attorneys’ fees, in connection with the enforcement or attempted enforcement of, and preservation of any rights under, this Promissory Note.

No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right of the Holder, nor shall any delay, omission or waiver of any one occasion be deemed a bar to or waiver of the same or any other right or any other occasion. The Company and every endorser and guarantor of this Promissory Note regardless of the time, order or place of signing hereby waives presentment, demand, protest and notice of every kind, and assents to any extension or postponement of the time for payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person or entity primarily or secondarily liable.

Section 2.                                          Prepayment. Subject to Section 3.1, the Company, at its option, may at any time on or after the date hereof prepay in whole or in part, without penalty, the principal balance of this Promissory Note by giving written notice to the Holder at least thirty (30) days prior to the date of such prepayment; provided, however, that during such thirty (30) day period, the Holder shall be entitled to convert the principal balance of this Promissory Note in accordance with the provisions of Section 3 hereof.

Section 3.                                          Conversion.

3.1                               Voluntary Conversion into Preferred Stock. The Holder has the right and option, upon written notice and at any time subsequent to January 22, 1999 and prior to the payment in full of the principal balance of this Promissory Note, to convert the then unpaid principal amount of this Promissory Note, in accordance with the provisions of Section 3.2 hereof, in whole or in part, into fully paid and nonassessable shares of Preferred Stock of the Company (the “Preferred”) at a rate which shall be equal to the quotient obtained by dividing:

(x)                                   the principal amount of this Promissory Note to be converted, by

(y)                                 the greater of:

(a)     $2.00, and

(b)    80% of the closing sales price of the Institutional Financing (as defined below) most recently completed by the Company prior to the written notice of conversion.

Provided, however, that the Company shall be obligated to provide prompt notice to the Holder of its intent to negotiate terms with respect to any Institutional Financing, and thereafter, the Holder’s right of conversion (and the Company’s right to prepay under Section 2) may not be exercised during the thirty (30) day period that precedes the closing date of any Institutional Financing.

In the event that the denominator of the above formula shall be determined by reference to (y)(a), then “Preferred” shall mean the Series B Preferred Stock of the Company. In the event that the denominator of the above formula shall be determined by reference to (y)(b), then “Preferred” shall mean shares of a series of Preferred Stock of the Company which shall be convertible initially into one fully paid and nonassessable share of the Common Stock of the Company, in accordance with the same terms and conditions and having the rights, preferences and privileges substantially on parity with those of the Company’s Series B Preferred Stock as set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”).

For the purposes of this Section 3.1, an “Institutional Financing” shall mean a bona fide equity financing of the Company occurring after the date hereof which is completed with any institutional and/or venture capital or similar financing sources.

The right and option of the Holder to convert the unpaid principal amount of this Promissory Note into Preferred shall terminate upon the payment (or prepayment) by the Company of all amounts owing under this Promissory Note (subject to the notice requirements of Section 2 hereof). For purposes of this Section 3.1, “Preferred” shall be deemed to include the

Common Stock of the Company upon the automatic conversion of all of the outstanding Preferred of the Company in accordance with the provisions of the Certificate.

3.2                               Mechanics and Effect of Conversion. No fractional shares of Preferred will be issued upon any conversion of this Promissory Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder that amount of the unconverted principal balance of this Promissory Note in cash. Upon any conversion of this Promissory Note pursuant to this Section 3, the Holder shall surrender this Promissory Note, duly endorsed, together with a written notice of election to convert, at the principal offices of the Company or any transfer agent for the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to the Holder, a certificate or certificates for the number of shares of Preferred to which the Holder is entitled upon such conversion, together with a check for immediately available funds payable to the Holder for any cash amounts payable to Holder. Upon any conversion of the entire principal amount of this Promissory Note, the Company will be forever released from all of its obligations and liabilities under this Promissory Note with regard to the entire principal amount, including, without limitation, the obligation to pay such principal amount.

Section 4.                                          Senior Indebtedness. The Company agrees that it shall not, after the date hereof, incur any Senior Indebtedness to this Promissory Note and the indebtedness evidenced hereby. “Senior Indebtedness” shall mean the principal of and unpaid interest on any secured or other indebtedness of the Company which purports to provide for a preference or priority in payment to this Promissory Note and the indebtedness evidenced hereby; provided, however, that this term shall exclude (i) the principal off and unpaid interest on any amounts borrowed or to be borrowed from, or owing to, a bank, trust company, insurance company or other financial institution regularly engaged in the business of lending money, whether secured or unsecured, (ii) amounts owed or to be owed to equipment lessors pursuant to equipment lease lines (so long as recourse is limited to the specific item of equipment); and (iii) amounts owed or to be owed to trade creditors in the ordinary course of business, in accordance with reasonable and customary business practices.

Section 5.                                          Miscellaneous.

5.1                               Titles and Subtitles. The titles and subtitles used herein are for convenience only and are not to be considered in construing or interpreting this Promissory Note.

5.2                               Notices. Unless otherwise provided, any notice required or permitted under this Promissory Note shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, upon delivery by facsimile transmission, or upon the fifth business day after deposit with the United States Post Office, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party.

5.3                               Amendments and Waivers. Any term of this Promissory Note may be amended and the observance of any term of this Promissory Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this subsection 5.3 shall be binding upon the Holder of this Promissory Note, each future holder of all such securities and the Company.

5.4                               Severability. If one or more provisions of this Promissory Note are held to be unenforceable under applicable law, such provision shall be excluded from this Promissory Note, and the remaining provisions of this Promissory Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with their terms, with the effect of the excluded provision being taken into consideration and the remaining terms construed in accordance with the intent of this Promissory Note.

5.5                               Governing Law. This Promissory Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to principles governing conflicts of laws.

5.6                               Non-Transferability. This Promissory Note may not be transferred or assigned by the Holder without the prior written consent of the Company; provided, however, that no consent of the Company shall be required for any transfer or assignment of this Promissory Note to an affiliate (within the meaning of the Securities Act of 1933, as amended) of the Holder.

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IN WITNESS WHEREOF, this Full Recourse Convertible Promissory Note has been duly executed and delivered as of the date first above written.

ACORDA THERAPEUTICS, INC.
a Delaware corporation

By:
Ron Cohen, M.D.
President and Chief Executive Officer

Address:	145 West 58th Street
New York, New York 10019